Exhibit 10.1

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This Independent Contractor Consulting Agreement (“Agreement”) effective as of the 16th day of September, 2015, is entered into between K12 Inc., a Delaware corporation, with its principal place of business at 2300 Corporate Park Drive, Suite 200, Herndon, Virginia 20171 (hereinafter “K12” or “Company”) and Timothy L. Murray (hereinafter “Consultant”).

WHEREAS, Consultant is being engaged by K12 as an independent contractor to provide transition and other consulting services for the limited duration specified herein; and

WHEREAS, Consultant’s contact at the Company will be its Chief Executive Officer, Nathaniel A. Davis, and K12’s contact will be Consultant.

NOW THEREFORE, for the consideration provided herein, the parties agree to the following:

1.              Consulting Services: Consultant shall provide advisory and general consulting services in connection with the transition of his former duties at the Company, including but not limited to (i) strategic and advisory support for the Institutional Sales business and Product Development organization; (ii) oversight of the Middlebury Interactive Language business transition; and (iii) other consulting services related to Consultant’s former duties as requested by the Company (“Consulting Services”).

2.              Compensation:  Consultant shall be paid $43,985.00 per month for such Consulting Services, pro-rated for partial months of service, payable in arrears by the 15th day of each month following each month during the Term. Consultant shall also be entitled to reimbursement of actual expenses reasonably incurred in performing the Consulting Services, including reasonable temporary housing expenses, provided such expenses are approved by K12 in advance.  Consultant shall present receipts in a form satisfactory to K12. The compensation provided for herein constitutes full consideration for the Consulting Services. All payments made hereunder will be made to Consultant, with the tax ID number provided and to the address provided in a Form W-9.

3.              Term:  This Agreement is for a period of up to six months and shall commence on September 16, 2015 and shall terminate on March 15, 2016 or pursuant to Section 9 of this Agreement.

4.              Relationship of the Parties:

a.              Independent Contractor Status:  Consultant understands and agrees that he is acting as an independent contractor and is not an agent or employee of K12 by virtue of this Agreement.  Consultant will perform the requested Consulting Services under the general direction of K12, but will determine, in his reasonable discretion, the manner and means by which the Consulting Services and any deliverables, are accomplished.

b.              Employment Taxes and Benefits:  As an independent contractor, Consultant has the responsibility to file all tax returns required by law and assumes sole liability for taxes due on income earned pursuant to this Agreement. Consultant acknowledges he is not entitled to any rights or benefits (including vacation, 401k and insurance) to which K12 employees may be entitled, and further agrees to indemnify and hold K12 harmless from any liabilities, claims or actions relating to employment taxes or benefits.

c.               General Liability:  Consultant understands and acknowledges upon signing this Agreement that K12 will not supply any workers’ compensation benefit required by any jurisdictions to anyone with independent contractor status and K12 accepts no liability for Consultant’s general health.

5.              Copyright and Related Matters:  All works prepared by Consultant under this Agreement will be “works made for hire” and K12 will be deemed the sole owner upon their creation, as contemplated by the U.S. Copyright Act of 1976, as amended. In the event that any such work is not a work made for hire, Consultant hereby irrevocably transfers and assigns to K12 any and all rights, title and interests including, but not limited to, the copyright and other proprietary rights, effective as of the creation thereof.

6.              Confidentiality and Non-Disclosure: The parties hereby reaffirm their obligations under the Confidentiality, Proprietary Rights, and Non-Solicitation Agreement executed by Consultant at the time of his prior employment with the Company, which the parties agree will remain in full force and effect in accordance with its original terms.

7.              Representations and Warranties:  Consultant represents and warrants that: (a) the Consulting Services described herein will be performed in a professional and workmanlike manner in accordance with reasonable industry standards; (b) use by K12, its affiliates, subsidiaries, assignees and licensees of the consulting advice and materials provided by Consultant, if any, will not violate or infringe any patent, copyright, trademark, trade secret or other personal or proprietary rights of any party; (c) Consultant will not enjoin or interfere with the distribution, licensing or exploitation of K12’s merchandise or other products

8.              Indemnity:  In relation to his service to the Company under this Agreement, the Consultant shall have the same rights to indemnification from the Company and its subsidiaries as are enjoyed by the current officers of the Company.

9.              Termination:  Either party may terminate this Agreement at any time for convenience by providing thirty (30) days written notice to the other party. Either party may terminate this Agreement for the material breach of the other party if such breach remains uncured for thirty (30) days after receipt of written notice (describing the event of breach) from the non-breaching party.

10.       Return of Records: Upon expiration or termination of this Agreement, Consultant shall deliver all K12 records, notes and data that relate to the Consulting Services to K12 which are confidential or to which K12 has ownership rights pursuant to this Agreement.

11.       Severability and Survival: If any provision herein shall be held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.  It is specifically understood that any definitions and the terms of sections 5, 6, 7, 8 and 10 survive the expiration or termination of this Agreement.

12.       Waiver of Contractual Right: The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.       Remedies: This Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to contracts made and to be wholly performed therein. The parties irrevocably agree to the exclusive jurisdiction of the courts of Fairfax County, Virginia.  If any legal action is brought by either party arising from, or related to, the subject matter of this Agreement, the prevailing party will be entitled to an award of its reasonable attorneys’ fees and costs.

14.       Notices:  Any notice or other communication required or which may be given hereunder shall be in writing and sent via postage paid, first class mail to the party to whom notice is to be given at the addresses set forth above.

15.       Entire Agreement; Amendments:  This contract sets forth the entire Agreement between the parties with respect to the subject matter hereof, and it may only be changed by a writing signed by both parties. Any prior or contemporaneous agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

Accepted and Agreed by K12 Inc.		Accepted and Agreed by Consultant

Signature:	/s/Nathaniel A. Davis	Signature:	/s/Timothy L. Murray

Title:	Chief Executive Officer	Date:	August 8, 2015

Date:	August 8, 2015